Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Venu Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, to be issued pursuant to the Venu Holding Corporation Amended and Restated 2023 Omnibus Incentive Compensation Plan	Rule 457(c) and Rule 457(h)	7,500,000	(2)	$10.07	(3)	$75,525,000	0.0001381	$10,430
Total Offering Amount/Registration Fee								$75,525,000		$10,430
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fees Due										$10,430

1.	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Venu Holding Corporation (the “Registrant”), as the case may be, that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock.

2.	Represents shares of Common Stock available for issuance under the Venu Holding Corporation Amended and Restated 2023 Omnibus Incentive Compensation Plan (the “Plan”).

3.	Solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s Common Stock as reported on the NYSE American LLC on November 28, 2025, which date is within five business days prior to the filing of this Registration Statement.